UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2006

ALTERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16617	77-0016691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Innovation Drive, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 544-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On September 5, 2006, Altera Corporation (the “Company”) issued a press release announcing that although the special committee of the Company’s board of directors (the “Special Committee”) has not yet reached its final conclusions, it has preliminarily identified certain stock option grants issued from December 1996 through March 2001 where the grant date differed from the recorded measurement date. The Company anticipates recording additional non-cash stock-based compensation charges of approximately $18 million, pre-tax, in connection with these stock option grants.

Based on the preliminary work completed by the Company’s management, which the Special Committee has not analyzed to date, the Company anticipates recording additional non-cash stock-based compensation charges of approximately $20—$30 million, pre-tax, in connection with additional stock-based compensation charges arising from the modification of certain employees’ stock option agreements in connection with the termination of their employment, as discussed further in Item 8.01 below.

The Company is in the process of evaluating the tax impact of the aforementioned adjustments, including additional tax provisions primarily related to limitations on deductibility for certain executive compensation. The estimated aggregate pre-tax charge of $38—$48 million will result in a restatement of the Company’s previously issued financial statements. Based on the information presently available, the Company does not anticipate that the restatement will result in a material charge to the statement of operations for its fiscal year ended 2005. The Company does not expect that the anticipated restatement will have any impact on the Company’s historical revenue.

The press release announcing the Company’s preliminary conclusions is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 8.01. Other Events.

The Company also announced in its September 5, 2006 press release that it has requested an extension of its NASDAQ deadline through October 26, 2006, primarily to allow the Special Committee additional time to complete its review concerning additional stock-based compensation charges arising from the modification of certain employees’ stock option agreements in connection with the termination of their employment. The Company requested this extension from the NASDAQ Listing Qualifications Panel (the “Panel”) and will report the Panel’s response promptly after receipt of written notice of the response.

As previously announced, the Panel granted the Company’s request for continued listing of the Company’s securities on The NASDAQ Global Market subject to certain conditions, including the following: (1) filing of the Company’s Form 10-Q for the period ended March 31, 2006, as well as any necessary restatements, on or before September 14, 2006; (2) filing of the Company’s Form 10-Q for the period ended June 30, 2006 on or before September 28, 2006; and (3) submission of additional information regarding the Company’s internal review of its historical stock option practices and related accounting.

The press release announcing the Company’s request for an additional NASDAQ extension is filed as Exhibit 99.1 to this report and incorporated herein by reference.

Forward-Looking Statements

This report contains forward-looking statements concerning the Company’s request for a further extension of time to regain compliance from the Panel, the preliminary results of the Special Committee’s review of the Company’s historical option practices, management’s preliminary conclusions regarding (i) the amount and timing of non-cash stock-based compensation charges, and (ii) recording of the tax effect including tax provisions primarily related to limitations on deductibility for certain executive compensation. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that may cause actual results to differ from those currently anticipated, including, without limitation, the Panel’s response to the Company’s request for a further extension, the final results of the Special Committee’s review, inaccuracies in management’s preliminary conclusions regarding the above-mentioned tax and accounting matters and other risks discussed in the company’s Form 10-K filed with the Securities and Exchange Commission on March 14, 2006. Copies of the Company’s SEC filings are posted on the Company’s web site and are available from the Company without charge. Forward-looking statements are made as of the date of this report, and, except as required by law, the Company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release dated September 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERA CORPORATION

/s/ Nathan Sarkisian
Nathan Sarkisian Senior Vice President and Chief Financial Officer

Date: September 5, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 5, 2006